Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in the Registration Statement on Form S-1, File No. 333- 276804, Form S-3, File No. 333-280856, and Form S-8, File No, 333-273458 (the “Registration Statements”) of Ispire Technology Inc. of our report dated September 19, 2023 relating to the consolidated financial statements of Ispire Technology Inc. as of June 30, 2023 and for the year then ended appearing in this annual report on Form 10-K. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ MSPC

MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

New York, New York

September 26, 2024

www.mspc.cpa
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